Exhibit – 10.2

Dana Contract No.         *

* A portion of this material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is made effective as of the date on which this Agreement is approved by the Bankruptcy Court (provided that all Exhibits are agreed upon by the parties prior to obtaining such approval) (the “Effective Date”), by and between Dana Corporation (“Dana”) and Sypris Technologies, Inc. (“Sypris”).

BACKGROUND:

Sypris has developed or acquired from Dana certain manufacturing capabilities necessary to produce a variety of commercial vehicle and automotive component parts, and Dana requires manufacturing of certain commercial vehicle and automotive component parts. The parties agree that the Parts (as defined below) to be manufactured pursuant to this Agreement are essential to the business activities of Dana and Sypris. The purpose of this Agreement is to set forth the terms and conditions applicable to such purchase and sale.

AGREEMENT:

1.	Scope of Agreement; Termination of Prior Agreements.

1.1	During the term of this Agreement, Sypris will supply to Dana, and Dana will purchase from Sypris, all of the “Requirements” for the Existing Parts, Committed Parts, Transferred Parts and Substitute Parts (other than any of the foregoing that are Non-Exclusive Parts). Dana agrees that it and its Affiliates and joint ventures where Dana has half or more of the management control of such joint venture will not enter into or perform any agreements with Dana, its Affiliates or third parties that are structured with the intent or purpose to avoid Dana’s obligations under the Agreement, including, without limitation, Dana’s obligations of good faith and fair dealing or with regard to the Requirements or exclusivity pursuant to §18.1 (provided that Dana part numbers 75727 2x and 75727 3x are excluded from the scope of the foregoing). In addition, with respect to any joint ventures where Dana has less than half of the management control of such joint venture, Dana agrees to act in good faith and fair dealing so as not to undermine Dana’s or its Affiliates obligations under the Agreement with regard to the Requirements or exclusivity pursuant to §18.1.

1.2

For the term of this Agreement, and subject to the other requirements in this Section, Sypris commits to use its commercial best efforts to maintain during the term of the Agreement, sufficient manufacturing capacity (directly or in combination with its subcontractors) to produce the volumes of Parts specified in or pursuant to the Agreement and Part Delivery Amendments, except as otherwise provided herein. On an annual basis during the term of the Agreement, Dana will provide to Sypris a five year, non-binding forecast of its Requirements (“Five Year Forecast”), the first 9 months of which will be updated by Dana on a rolling monthly basis and provided to Sypris as completed. The initial Five Year Forecast is attached hereto as Exhibit 1. Annual updates will be provided by Dana to Sypris as completed. Within thirty days after the annual update is provided, Sypris will provide to Dana written confirmation that it has sufficient capacity to meet the demand described during the first 12 months of such update to the Five Year Plan or that it has established reasonable, detailed plans to do so (and will provide such plans to Dana). Sypris will also inform Dana if it reasonably believes it will be unable to meet Dana’s capacity requirements at any other time during

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the Five Year Plan. Upon the request of either party, the other will promptly make available its appropriate personnel to discuss capacity and demand issues and work cooperatively to address any such issues. Capacity shortages will be addressed by the parties in accordance with §18.1.

1.3	Sypris will, at its expense, use its commercial best efforts to obtain and maintain in good working order all tooling and machinery required for the production of Parts unless otherwise agreed upon in a Part Delivery Amendment, except as otherwise provided herein.

1.4	The parties agree that, to the extent they have not already terminated or expired as of the Effective Date, the remaining obligations of the parties contained in the agreements between the parties set forth on Exhibit D (“Terminating Agreements”) are hereby terminated as of the Effective Date and will be void and without further effect after that date (with the exception of warranty, product liability and recall, and certain water rights provisions which will continue to apply to certain events as set forth in § 5 of the Settlement Agreement between the parties of even date herewith).

2.	Definitions. The following terms have the meanings set forth below when used in this Agreement, Part Delivery Amendments or any ancillary documents:

2.1	“Affiliates” means, as to any entity, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity.

2.2	“Base Price” for each of the Parts will be set forth in the Part Delivery Amendments for the respective Parts, subject to adjustment as provided in this Agreement.

2.3	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

2.4	“Committed Parts” means the part numbers and designs associated with (a) all 404 (except those described in §18.1) and S170/S190 ring gear and pinion blankings and (b) all finished “E-Series” knuckle machining operations. Dana has committed to transfer the Committed Parts businesses to Sypris with a target date of full production of all Requirements for each of the Committed Parts by Sypris in Toluca as of January 1, 2008; and the parties agree to use their commercial best efforts to cooperate in good faith to accomplish that target, including without limitation, to complete all related PPAP approvals (on an expedited basis) and to execute Purchase Orders and Releases with respect thereto. Exhibit C lists each of the Committed Parts, showing the part number, description, end-use, class or model, material component price, Base Price, estimated annual volume, estimated annual sales, start date, end date, minimum percentage of Requirements that Dana will purchase from Sypris, name of the Dana location solely for shipment purposes and acknowledgment of the delivery of complete drawing packages and specifications.

2.5	“Exclusive Parts” means each part number designated as an “Exclusive Part” herein or in any Part Delivery Amendment and every Substitute Part associated with such part number (including all Parts for which the minimum specified percentage of Requirements is greater than zero, to the extent of such percentage). All of the Committed Parts and Existing Parts constitute Exclusive Parts.

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2.6	“Existing Parts” means each of the part numbers listed on Exhibit B and any Substitute Parts for such Existing Parts. Exhibit B lists each of the Existing Parts, showing the part number, description, end-use, class or model, material component price, Base Price, estimated annual volume, estimated annual sales, start date, end date, minimum percentage of Requirements that Dana will purchase from Sypris, name of the Dana location solely for shipment purposes and acknowledgment of the delivery of complete drawing packages and specifications.

2.7	“New Parts” means any Parts that (i) are not produced for Dana by Sypris as of the Effective Date, (ii) are not Existing Parts, Substitute Parts or Committed Parts, and (iii) are specified by the parties in Part Delivery Amendments or Purchase Orders after the Effective Date. New Parts are deemed to be Non-Exclusive Parts unless otherwise specified in a Part Delivery Amendment.

2.8	“Non-Exclusive Parts” means each part number designated as a “Non-Exclusive Part” herein or in any Part Delivery Amendment.

2.9	“Part” means, as applicable, any Existing Part, any Committed Part, any New Part or any Substitute Part.

2.10	“PPAP” means the production parts approval process pursuant to which Sypris submits to Dana sample Parts for approval by Dana to proceed with production quantities of such Parts.

2.11

“Requirements” means all of the requirements for Exclusive Parts of Dana, its Affiliates and their respective successors, licensees and assigns (collectively, “Buyers”) for sale or use in the United States, Canada or Mexico, including all Exclusive Parts incorporated as an intermediary step in the production of any other finished part or assembly for sale or use in the United States, Canada or Mexico. For example, Dana will ensure that neither Dana, nor its Affiliates, nor any other Buyers will use (or license to use or contract with any other person or entity to use) any Part or any Part design as an intermediate or final step in the process of manufacturing any finished part or assembly, unless such finished part or assembly is restricted from sale to, or use by, all persons and entities in the United States, Canada and Mexico. If Dana is aware of any person or entity that also currently produces or purchases the Parts directly, or indirectly (as incorporated into any finished part or assembly), from a source other than Sypris such that Sypris is not currently producing the applicable percentage of Requirements for such Part(s) shown on Exhibit B, Exhibit C or in any PDA or mutually agreed Purchase Order, Dana will proceed promptly to transfer the applicable percentage of such production to, and purchase all such Requirements from, Sypris as rapidly as possible, excepting gear set production described in the last sentence of §18.1 and Dana part numbers 75727 2x and 75727 3x, each of which are expressly excluded from the scope of this definition. For purposes of this definition of Requirements, “Buyers” shall also include any assignee, transferee, licensee or purchaser of any business of Dana or its Affiliates but only to the extent of the Requirements of the assignor, licensor or seller that would have existed if Dana or its Affiliates ordering Parts pursuant to this Agreement had not entered into such assignment, transfer, license or purchase agreement. If any of the foregoing Buyers or their respective Affiliates had pre-existing requirements for parts substantially similar to the Parts, such pre-existing requirements are not deemed to fall within the scope of the Requirements definition. For purposes of illustration only, if such Buyers that are transferees, assignees, licensees or other purchasers had requirements

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for parts substantially similar to the Parts prior to the transfer/assignment transaction with Dana and its Affiliates, Sypris will be entitled to manufacture the pro-rata share of the Requirements of the combined entity, post-transfer/assignment, attributable to Dana and its Affiliates based upon the pre-transaction Requirements of Dana and its Affiliates.

2.12	“Substitute Parts” means all future replacements and/or substitutions to the current design level (or at the time the Parts are added to this Agreement) of the Exclusive Parts, versions as modified by normal engineering changes, part number changes (whether the underlying Part remains identical to the version prior to the part number change or the part number change occurs in connection with other modifications, substitutions or replacements) and design modifications that serve to replace and/or supplement Exclusive Parts and assemblies in the future. Substitute Parts includes new designs in the future that incorporate substantially different manufacturing processes and materials from those then-currently used for or in the Parts, but such Parts are subject to §6.3.4 and may be Non-Exclusive Parts if Sypris is unable to fulfill the requirements of that Section. For avoidance of doubt, in the event a Substitute Part replaces any Exclusive Part provided by Sypris and an alternative part not provided by Sypris (and not subject to this Agreement), then Sypris shall receive the pro rata share of the Requirements for such Substitute Part (comparing the Requirements of the prior Part and the part provided by others), in an effort to mirror the Requirements for such Exclusive Part as if such Part had not been replaced.

2.13	“Transferred Parts” means (a) all 404 and S170/S190 ring gear forgings (the “Ring Gear Forgings”) and (b) axle shaft part numbers 127437 and 127438 (the “Axle Shafts”).*********OMITTED*********************************** Price reductions for the Ring Gear Forgings and the Axle Shafts as described in Exhibit B will take effect on June 30, 2008 and January 1, 2008, respectively. ************************************************************** ********All Transferred Parts are and shall continue to be Existing Parts.

3.	Initial Term. The initial term of this Agreement will commence on the Effective Date and unless earlier terminated as provided below, will expire on December 31, 2014. Unless the Agreement is extended pursuant to §4, the parties agree that after written notice to Sypris of its intent not to renew the Agreement, Dana may on or after July 1, 2013, notwithstanding §18.1 (i) conduct PPAP testing, (ii) enter into long-term contracts (including requirements contracts if so desired by Dana) with third parties for the Parts covered by this Agreement for the delivery of Parts commencing after the term of this Agreement, and (iii) engage such third parties to develop tooling for Parts, manufacture PPAP Parts and manufacture a supply of alternative Parts to be held by Dana in inventory (but not to be used by Dana in production until the end of the term of the Agreement). Sypris agrees to return to Dana any tooling in Sypris’ possession that is owned by Dana at the end of the term of this Agreement and will make available for purchase by Dana (at book value) any tooling owned by Sypris that was usable exclusively to produce Parts for Dana by Sypris.

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4.	Renewal Term. At least twenty-four (24) months prior to expiration of the initial term of this Agreement, Dana and Sypris may negotiate in good faith to enter into an extension of this Agreement for a renewal period agreed upon by the parties. In the event the parties are unable to reach an agreement with respect to the terms and conditions of such an extension, (i) Dana and Sypris shall agree to a termination schedule that will provide for a smooth and orderly transfer of the production of the Parts to a Dana or alternate supplier location or locations to be designated by Dana; and (ii) Sypris shall supply to Dana a transitional inventory of Parts subject to its available capacity to produce such transitional inventory, as may be requested by Dana. Dana may pursuant to subsection (ii) above request up to the aggregate number of units of Parts supplied by Sypris during the immediately preceding nine (9) months and Sypris will use its commercial best efforts to fill such request as promptly as possible subject to available capacity. Sypris will have a reasonable period of time to increase its staffing to the extent required to fulfill any such request from Dana. “Available capacity” will include manufacturing of Parts using three shifts of personnel (working 8 hour shifts) for five days per week. The obligation to provide such transitional inventory will not survive the termination of the Agreement.

5.	Part Delivery Amendments.

5.1	Parts will be provided by Sypris in accordance with this Agreement as may be supplemented by the terms of one or more Part Delivery Amendments describing any New Parts that may be agreed upon by Dana and Sypris (which Amendments are and shall be an integral part of this Agreement), each substantially in the form included in Exhibit A (Form of Part Delivery Amendment) (each, a “Part Delivery Amendment”).

5.2	Such Part Delivery Amendments may set forth Dana’s initial good-faith forecasted volume of Parts, which forecast is provided to Sypris for planning purposes only. Dana does not commit to purchase any specific quantity or volume of Parts from Sypris unless otherwise agreed in this Agreement or in the supplemental terms of a Part Delivery Amendment with respect to the New Parts governed thereby.

5.3	If Dana would like to explore with Sypris the possibility of it manufacturing for Dana New Parts, Dana will provide Sypris with a general description of the New Parts. Sypris will promptly, and at no charge to Dana, either (i) prepare a proposal to Dana setting forth all of the various pricing and other terms and conditions on which it would provide such New Parts, including the terms and conditions listed in the Part Delivery Amendment form included in Exhibit A, or (ii) notify Dana that Sypris will not be providing such proposal. Dana may engage third parties to supply the proposed New Parts or Substitute Parts therefor, or elect to manufacture in its own facilities any such parts. The exclusivity commitments described in §18.1 do not apply to New Parts which are in all cases Non-Exclusive Parts, as are any Substitute Parts for New Parts unless otherwise agreed upon in writing by the parties.

5.4

Once executed by both parties, each Part Delivery Amendment for New Parts will be effective as supplemental terms to this Agreement with respect to such Parts (unless a different Part Delivery Amendment Effective Date (as defined below) is specified in the Part Delivery Amendment) and the New Parts described therein will be treated as “Parts” governed by this Agreement, except that they will not be subject to the exclusivity commitments in §18.1 (unless otherwise agreed upon in a PDA). Each Part Delivery Amendment will specify the date on which such Part Delivery Amendment is effective (“Part Delivery Amendment Effective Date”) and the term during which such Part

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Delivery Amendment will be in effect. Dana will not be obligated to pay for, and Sypris will not be obligated to deliver, any proposed New Parts, unless and until the parties have executed and delivered a Part Delivery Amendment (or a provisional Purchase Order) covering such Parts in accordance with this Section 5, and Dana has provided Releases for such New Parts.

5.5	Each Part Delivery Amendment is incorporated by reference herein, and will be subject to the terms and conditions of this Agreement in accordance with §32. The Part Delivery Amendments will be serially numbered (i.e., the first being Exhibit A-1, the second being Exhibit A-2, the third being Exhibit A-3, etc.). The labeling of Exhibits and other attachments to each Part Delivery Amendment will reflect the numbering of the corresponding Part Delivery Amendment.

5.6	Nothing in this Agreement shall be construed as a (i) right for Sypris to supply, or an obligation for Dana to receive proposals for the provision of, any proposed New Parts, or (ii) a limitation on Dana’s discretion for selecting any third party or Dana facility for the provision of any proposed New Parts. For avoidance of doubt, the foregoing sentence shall not be construed to limit Dana’s obligations with respect to Exclusive Parts.

6.	Prices and Price Adjustments.

6.1	The Base Prices for the Parts for the full term with respect to any such Part will be as set forth in Exhibit B for Existing Parts, in Exhibit C for the Committed Parts and in the Part Delivery Amendments for the respective New Parts, subject however to the adjustments set forth below. All prices and price adjustments are stated in United States dollars. To the extent that the parties each determine that the use of alternative currencies may be mutually beneficial, the Parties agree to work together from time to time to consider the use of such alternatives. Prices do not include sales and use taxes, which will be the responsibility of Dana.

6.2	The Base Prices for each of the Parts shall be adjusted from time to time to reflect any change in the price of materials, components or subassemblies purchased by Sypris from Dana and/or Dana’s suppliers for production of the Parts on a pass through basis.

6.2.1	The parties agree that no prices under the Agreement or any Part Delivery Amendment will be adjusted for any increase or decrease in Dana’s requirement for Parts or for changes in demand dictated by Dana’s customers, except for changes requested by Dana to the number of units to be delivered during the “Firm Window” (meaning the succeeding 5 days from the then-current date on the forecast timeline of the Release, or, with respect to New Parts, as otherwise defined and described in the Part Delivery Amendment), or as otherwise provided by Ohio Revised Code Section 1302.19 or any successor statute (codifying U.C.C. 2-306).

6.2.2	For purposes of illustration only, Dana’s opportunity to obtain significant additional business by delivering significant expedited volumes to help satisfy a new fleet order would be an example of an unreasonably disproportionate change in orders, while a substantial drop in volumes due to the overall reduction in industry volumes would not be deemed an unreasonably disproportionate change.

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6.2.3	Any price adjustments pursuant to this §6.2 will be based upon the reasonable, direct, out-of-pocket costs incurred by Sypris for which reasonable documentation is provided to Dana; however, Sypris will not, for cost reimbursement purposes, change historic practices concerning schedule volatility; provided that (i) the parties will use commercial best efforts to reach agreement on any such price increases (or other form of reimbursement) prior to the effectiveness of such change; (ii) in the absence of such agreement Sypris agrees to use its commercial best efforts to produce and deliver the requested Parts; and (iii) Dana agrees to pay Sypris’ invoice for any such increase or reimbursement promptly in accordance with §6.5 as an “Undisputed” amount under §6.5(ii); provided, however that such payment shall not operate as a waiver of any objection by Dana to such price increase or reimbursement. The Base Price for each of the Parts shall be adjusted from time to time as follows:

(a)	The Base Price for each Part will be adjusted to reflect any changes in design, specification, material grade, production process, quality requirements, packaging and/or delivery points specified by Dana that result in an increase in cost to Sypris (including without limitation any changes to the Supplier Quality Development Manual or Dana’s inspection standards), as shown in documentation describing such increase. For avoidance of doubt, nothing in the foregoing sentence shall be construed to permit more frequent changes to the standard materials prices than those specified in §8.3. The parties agree to administer price adjustments relating to the changes described in this §6.2 in accordance with past practices (except when past practices directly conflict with processes described in this Agreement).

(b)	In the event Sypris initiates a change in the design, process, quality requirements, packaging and/or shipping of a Part that requires the approval of Dana, and the result of which reduces the delivered cost of the Part to Dana, the savings (net of any costs incurred by Sypris or Dana to accommodate such change) will be shared equally between the parties.

(c)	In the event Dana initiates such a change in the design, process, quality requirements, packaging and/or shipping of a Part (including without limitation any changes to the Supplier Quality Development Manual or Dana’s inspection standards), the result of which reduces the delivered cost of the Part to Dana, the savings (net of any costs incurred by Sypris or Dana to accommodate such change) will be enjoyed exclusively by Dana.

6.3	Substitute Parts will be priced as follows:

6.3.1	Substitute Parts having the same production process, material grade and gross weight will have the same Base Price as the Parts they replace.

6.3.2	Base Prices for Substitute Parts, which have the same production process, but change in material grade or gross weight, will be adjusted upward or downward to reflect the change in gross weight and/or the change in material grade.

6.3.3	Base Prices for Substitute Parts, which have a substantial change in the production process from adding or deleting processes, will be adjusted upward or downward to reflect (i) any change in material grade and/or gross weight as outlined in §6.3.2 and (ii) any change in cost that is reasonably expected to result from the added or deleted operations. The parties will agree upon a reasonable price adjustment for the added or deleted operations.

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6.3.4	For Substitute Parts with specifications materially different than their predecessors (i.e., the Substitute Parts incorporate both substantially different manufacturing processes and substantially different materials from those currently used in the Parts), the parties will work together in a cooperative fashion beginning with and through the design process to provide Sypris with an equitable basis under which to produce the Substitute Parts, and therefore continue to derive economic benefit from this Agreement. Sypris will retain the right to produce any new designs for the Parts in accordance with this §6.3.4, provided Sypris has the technical capabilities and is competitive with the prices offered for those new designs by other sources that Dana reasonably believes are qualified to produce such new designs. If Sypris does not have such capabilities or is not price competitive for Substitute Parts with specifications materially different than their predecessors as described herein, such Substitute Parts will be deemed Non-Exclusive Parts for the remainder of the term of the Agreement.

6.4	The price and delivery terms are Free On Board (“FOB”) (as defined at Ohio Revised Code Section 1302.32 or any successor statute) Sypris’ plants. Dana will furnish returnable containers in sufficient quantities to support its production schedules at no cost to Sypris; provided, however, that Sypris acknowledges that Dana owns axle shaft racks and returnable dunnage used by Sypris to transport the Parts prior to the Effective Date. Sypris will use reasonable care to avoid damage or loss to the containers, and to give Dana adequate notice of container shortages. Prices do not include duties, taxes, shipping, freight, handling or insurance, which will be the responsibility of Dana, except as otherwise specified in this Agreement.

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6.6	Sypris will bear all incremental and/or premium shipping charges for emergency or expedited deliveries to the extent caused by Sypris’ fault. Under such circumstances, Dana may reasonably specify the carrier and/or method of transportation, and Sypris will process shipping documents and route shipments of the Parts accordingly. Sypris will be responsible for all excess costs charged by such carrier because of its failure to comply with Dana’s or its logistics providers’ transportation instructions provided that Sypris receives prior notice of the instructions and agrees in advance that such instructions are reasonable, such agreement not to be unreasonably withheld, conditioned or delayed.

6.7	Neither party will unilaterally setoff against or recoup from any amounts due to the other party or its Affiliates amounts that are Undisputed under the Agreement, including without limitation by way of deduction, debit memo, non-payment of Undisputed amounts due or otherwise.

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7.

Eligible Purchasers. Dana’s Affiliates that have executed this Agreement will have the right to issue (but not the obligation to issue), and Sypris agrees to honor, Purchase Orders and Releases (as defined in §11) submitted pursuant to Part Delivery Amendments. (Nothing herein

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is intended to modify or lessen Dana’s or its Affiliates’ obligations to purchase the Requirements for Exclusive Parts.) Any pricing, other terms of purchase and protections that are available to Dana pursuant to the Agreement will be made available to any Dana Affiliates that are purchasing Parts pursuant to this Agreement. With respect to any Dana Affiliate that issues Purchase Orders and Releases, each of such Dana Affiliates will abide by the applicable terms and conditions of this Agreement with respect to the liabilities relating to such Purchases and Releases, but not to the liabilities relating to Purchases Orders or Releases to which such Affiliate is not a party. The Dana Affiliates issuing Releases for Parts will be responsible for payment for Parts specified in orders issued by such Affiliates; provided, however, that if such Affiliates fail to pay within the then applicable timeframe pursuant to §6.5, Dana will be obligated to promptly pay all such Undisputed amounts. All parties, including such Affiliates (solely to the extent of this paragraph 7), hereby agree to submit to the exclusive dispute resolution provisions and jurisdiction (in Ohio and the United States, as applicable), as provided in §§ 27 and 28 hereof.

8.	Materials.

8.1	Sypris will purchase all material, components and subassemblies required for the production of Parts from Dana through Dana’s Global Purchasing Agreement, which will provide for the transfer at such prices as may be offered by Dana’s suppliers from time to time. Any change to current material, component or subassembly prices from Dana’s suppliers will be passed through from Sypris to Dana as a proportionate adjustment to the materials portion of the Base Price for each affected Part. If Dana agrees, Sypris may purchase material for the production of Parts from other suppliers or it may elect to produce purchased components internally, but Dana’s Global Purchasing Agreement price will remain the price that will be used to calculate materials cost. Sypris’ payment terms for all materials purchased through Dana’s Global Purchasing Agreement are net 59 days, payable to Dana, except as set forth in Section 8.2 below.

8.2	Unless and until the Parties mutually agree otherwise, Sypris shall continue to be entitled to order all materials required for the production of Parts by Sypris at its Morganton plant directly from Dana, and Dana shall order all such materials directly from Dana’s designated suppliers. Sypris’ payment terms for all such materials purchased through Dana are net 53 days, payable to Dana.

8.3	Unless otherwise agreed by the parties, Dana will provide Sypris with at least 90 days prior written notice of changes to raw material, component part and subassembly price standards, except when a shorter timeframe is necessary due to specific customer demands. In such instances, Dana will provide Sypris with as much notice as is possible under the circumstances. Any notice provided pursuant to this §8.3 will include reasonably detailed documentation of the new standard prices for each applicable part number, reasonably detailed assurances that Dana has loaded (and tested) such new prices for the Parts into its automated payment systems and will pay such adjusted prices when due, and a description of Dana’s plans, processes and timetables for implementing such new prices (a “Standards Change Notice”). Such changes to the standards will be made in a coordinated fashion during the fourth quarter of any calendar year, or as otherwise mutually agreed, and all such changes in pricing shall be conditioned upon the timely receipt by Sypris of an accurate and complete Standards Change Notice.

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8.4	Dana has allowed Sypris to use Dana’s enterprise resource planning (“ERP”) software tool in performing Sypris’ obligations under the Existing Agreements. Sypris agrees to use its commercial best efforts to discontinue all such use, and (i) arrange for its migration to an alternative ERP tool (or obtain a license in its own name of the same tool and use its own infrastructure for the operations of the tool) in connection with its performance of the Agreement on or before March 31, 2008, and (ii) complete such migration on or before June 30, 2008. Sypris agrees to pay to Dana a fee of $10,000 per month for use of the ERP tool for each month after March 31, 2008 (and $25,000 per month after June 30, 2008), that Sypris continues to use Dana’s copy of the tool in connection with this Agreement; provided, however, that in any event Sypris shall discontinue its use of the ERP tool by no later than December 31, 2008.

9.	Unprofitable Parts. Except as otherwise set forth below, should Sypris determine that it is unable to produce a class of Parts profitably, it may provide Dana with written notification of Sypris’ intent to transfer the production of such Parts to Dana and/or another supplier to be identified by Dana. Upon receipt of such notice, Dana will proceed promptly to secure another supplier for the class of Parts and will use its commercial best efforts to complete the transition within 120 days (or such other timeframe as the parties may agree to in writing). Dana will provide Sypris with the information required to create a surplus of Parts (subject to its available capacity) and to take any other steps necessary for an orderly transition. Dana shall have the option of acquiring any or all tooling that Sypris uses exclusively for producing that class of Parts from Sypris for a price that is equal to its book value at the time of Dana’s purchase. The parties agree that all Parts identified on Exhibit E have either been reduced in price or are the subject of “value stream” savings, and therefore all Parts identified on Exhibit E are excluded from the scope of this § 9.

10.	Relationships.

10.1	Dana will retain control of and be responsible for all relationships with its end customers.

10.2	Sypris is an independent contractor and not an employee, agent, partner of or a joint venturer with Dana. Except as otherwise set forth in this Agreement, Sypris will furnish all personnel, materials and equipment as necessary to perform its obligations under this Agreement. All personnel performing services under this Agreement will be Sypris’ employees or agents and under Sypris’ exclusive direction and control at all times and Sypris will be solely responsible for their compensation and benefits, social security and income tax withholding, unemployment and workers’ compensation and similar matters, excepting any residual benefits or similar obligations Dana may have with respect to prior employment by Dana of any Sypris employees. Each party will ensure that its employees observe the others’ and its Affiliates’ security and safety rules at all times when they are on the others’ and its Affiliates’ premises.

11.

Purchase Orders, Releases, Changes. Dana shall issue to Sypris a non-binding blanket purchase order (“Purchase Order”) on a provisional basis (each of which are hereby incorporated by this reference as an appendix to Exhibit B, Exhibit C or the applicable PDA, as appropriate, depending upon whether the Purchase Order relates to Existing Parts, Committed Parts or New Parts) and monthly rolling six month forecasts for its Requirements for the Parts, the most current 5 days of which will constitute firm orders (“Releases”) for the delivery of the Parts. Any prices in Purchase Orders that deviate from previously agreed upon prices for Parts must be mutually agreed upon by the parties. Sypris shall deliver the Parts in the volumes and in accordance with the schedule and shipment instructions set out in each Release. In the

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event Dana requests that a change be made to the fixed 5-day production schedule, Sypris will use its commercial best efforts to make such change, provided, however, that any costs of a material nature incurred by Sypris to change the schedule will be borne by Dana, in accordance with the procedures set forth in §6.2. The terms and conditions of this Agreement will supersede those contained in any Purchase Order or Release as set forth in §33 below.

12.	Title and Risk of Loss. Title to and risk of loss for the Parts will pass to Dana upon delivery of the Parts to the carrier in accordance with the F.O.B. terms of § 6.4 hereof.

13.	Inspection; Quality.

13.1	Dana and its customers may inspect and/or test Parts at any time at their own expense and Sypris will, at no charge, make its premises available for this purpose and provide any necessary assistance to make the procedures safe and convenient for Dana. No inspections and/or tests by Dana will relieve Sypris of its obligations to inspect and test the Parts. If Parts that do not conform to applicable requirements are delivered, the parties will address the provision of such non-conforming Parts in accordance with the Default process described in § 26.

13.2	Sypris will maintain QS9000 and ISO 14001 registrations, or within a reasonable time, the then current versions or replacements thereof, for the plants at which the Parts are manufactured, including without limitation, the “ISO-9000 Quality System Requirements” and/or TS 16949 (with the exception of the Louisville and Marion plants, which will be certified by the end of June, 2008 and December 2007, respectively). Between the Effective Date of this Agreement and December 31, 2007, Sypris agrees to implement any changes in its current practices as are reasonably required to meet the quality requirements (including the standards and procedures set forth in provisions of Dana’s “Supplier Quality Development Manual,” (located at http://supplier.dana.com/sdmanual/, also referred to in this Agreement as the “Manual”), as amended from time to time by Dana; provided, however, that the parties agree to use their commercial best efforts to agree in good faith with respect to any proposed exceptions to such Manual. Sypris acknowledges that compliance with such Manual, as updated from time to time, is not contingent upon the outcome of the good faith discussions described in the preceding sentence.

13.3	Dana agrees to provide all applicable engineering drawing packages, quality metrics and delivery metrics on a timely, complete and accurate basis. Within 30 days of the Effective Date, the parties will meet to determine how to treat the impact of (i) supplier delivery and quality performance, (ii) the availability (or lack thereof) of current and complete drawing packages and specifications, and (iii) the impact of drop-ins, pull-forwards and other short lead time changes in orders among others, on the measurement of delivery and quality performance of Sypris, it being the objective of the parties to have an accurate, equitable and efficient process for measuring such performance.

13.4

Sypris will also utilize a rigorous system of quality assurance standards and operational policies, procedures and processes that are consistent with inspection methods in the control plan of the approved PPAP. The quality assurance standards and operational policies, procedures and processes that apply to all Releases generally will be included in the Supplier Quality Development Manual as amended from time to time, consistent with the foregoing. Sypris will be responsible for compliance with such updated

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requirements, consistent with the foregoing. Any additional or modified quality assurance standards and operational policies, procedures and processes for New Parts will be included in the PDA.

13.5	Sypris and Dana will agree upon the establishment of initial PPM targets for each of the commodities that will serve as the quality benchmark as of the Effective Date, and future PPM target improvements and timeframes for achievement, which targets will be the subject of an Exhibit. The parties shall work together in a cooperative manner to review the quality compliance and quality assurance standards and procedures from time to time, and to mutually agree upon any changes that would help to improve the cost and quality of the Parts.

14.	Value Engineering. Sypris will participate from time to time in Dana sponsored VA/VE programs and will collaborate with Dana engineering and design in efforts to reduce the delivered cost of the Parts for both parties.

15.	Part Warranty.

15.1	Sypris warrants that the Parts supplied hereunder will be free from defects in workmanship and conform to drawings and specifications of Dana and Dana’s OEM customers, provided that if Sypris purchases steel, components or subassemblies for the production of Parts from suppliers not covered by Dana’s Global Purchasing Agreement, Sypris warrants such materials will be free from defects. In those circumstances where Sypris purchases raw material, components or subassemblies for the production of the Parts through Dana’s Global Purchasing Agreement, Sypris will only be responsible for incoming and in-process inspections of such raw material, components or subassemblies in accordance with Dana’s inspection standards (or its current equivalent), but shall not otherwise be responsible for any defects or resulting liabilities that may arise or result from defective and/or non-conforming raw material, components or subassemblies. Dana will reimburse Sypris for its costs associated with any rework or replacement of Parts that may result from the use of non-conforming raw material, components or subassemblies purchased through Dana’s Global Purchasing Agreement. Sypris will in its reasonable discretion, present to Dana reasonable documentation of any increased costs incurred or to be incurred by Sypris with regard to amendments to the inspection standards. The parties will promptly discuss in good faith any such documentation presented by Sypris.

15.2

Sypris agrees that it will be responsible for all reasonable, direct, out of pocket costs incurred by Dana (and/or its customers), excluding consequential damages, to the extent caused by a breach by Sypris of the warranties for Parts offered by Sypris to Dana (which shall be the same as the terms of those warranties offered by Dana to its customers, provided that the terms of such warranties were typical in the industry (“Dana Warranties”)). The length of the warranty period for the Parts will be five (5) years or 750,000 miles whichever comes first, for heavy-duty truck market Parts, two (2) years (with unlimited miles) for medium-duty truck market Parts and the period of time specified in Exhibit F for light-duty truck market Parts. However, if Dana extends the warranty period for any Dana Warranties to be consistent with industry standards for length of warranty, or otherwise changes the other terms of such warranties to be substantially consistent with industry standards, Dana will provide Sypris with written notice of such change and Sypris will, as promptly as is reasonably possible, implement a corresponding extension of the warranty period for the Parts, or otherwise update its

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warranty for Parts to account for any such other amendments that are substantially consistent with industry standards. In the event Dana is able to achieve an increased selling price from its customers for Dana products that contain Parts, in exchange for lengthening or otherwise modifying the Dana Warranties, Dana will negotiate in good faith a price increase with Sypris for the affected Parts. Dana specifically acknowledges that Sypris shall not be responsible for any failure to find and remedy any defects in materials if Sypris has properly performed the inspection procedures or which would not have been detected by those inspection procedures. In the event such failure is only partly attributable to the breach of Sypris’ warranty in §15.1, then Dana and Sypris will agree, in good faith, upon a reasonable and equitable apportionment of Dana’s reasonable, direct, out-of pocket costs, damages and expenses between Sypris and any other person or entity, it being the intent of the parties that Sypris should be responsible for such costs and expenses to the extent attributable to its failure to provide Parts that conform to the warranties in §15. In the event of a potential warranty claim, Dana, Sypris, the material supplier and any other party to the claim, as appropriate, shall participate in the process of analyzing the root cause of the failed Part to determine if the failure was the result of use, design, assembly, material, workmanship or such other cause, and Dana shall reasonably determine allocation of responsibility based upon such joint findings.

15.3	In the event of a recall, Sypris shall only be responsible to the extent that such recall is caused by a breach of Sypris’ warranty in §15.1 or a breach by Sypris of the Dana Warranties. Dana specifically acknowledges that Sypris shall not be responsible for any failure to find and remedy any defects in materials if Sypris has properly performed the inspection procedures or which would not have been detected by those inspection procedures. In the event such recall is only partly attributable to the breach of Sypris’ warranty in §15, then Dana and Sypris will agree, in good faith, upon a reasonable and equitable apportionment of Dana’s reasonable, direct, out-of pocket costs, damages and expenses between Sypris and any other parties to the recall campaign, it being the intent of the parties that Sypris should be responsible for all costs and expenses associated with recalls to the extent the same were attributable to its failure to provide Parts that conform to the warranties in §15 and the Dana Warranties.

15.4	The parties agree that out of pocket costs and expenses described in §15.2 and §15.3 above include, without limitation, any direct, reasonable, out of pocket labor charges incurred by Dana for inspection and warranty or recall work for which Sypris is responsible pursuant to the terms of this §15 (e.g., direct, reasonable, out of pocket labor charges for inspecting and ultimately changing a Part that does not meet the warranty obligations described in this §15 or Dana Warranties).

15.5	Other than the foregoing product warranties, Sypris makes no other product warranties, express or implied, including any implied warranties of merchantability or fitness for a particular purpose. This §15 will survive the expiration or termination of the Agreement.

16.

Choice of Production. The initial manufacturing location for particular Parts will be specified in the applicable Exhibits to this Agreement. Sypris may produce the Parts at Sypris’ other plants or at any other facility or company with the prior approval of Dana which approval shall not be unreasonably withheld. The design rights for all Parts will remain the property of Dana and/or its respective customers, while Sypris will assume ownership of all tooling. Any third parties engaged by Sypris in connection with the supply of Parts must agree in writing to abide by the terms of this Agreement to which Sypris is subject, including but not limited to terms with

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respect to intellectual property, confidential information and audit. Sypris agrees to identify Dana as a third party beneficiary in all such agreements. **********OMITTED***************************************************************** Sypris agrees to provide Dana with at least thirty (30) days prior written notice of any intent to change production location, and that no transfer will diminish the quality of any Parts, increase the landed price or expense to Dana under this Agreement, or result in any delivery terms that are less favorable to Dana than those in effect prior to such transfer. Any tooling or machinery required for the supply of Parts at the new production location will be at Sypris’ expense.

17.	Transfer of Committed Parts.

17.1	For each of the Committed Parts to be transferred to Sypris, Dana will provide, at no cost to Sypris, technical and process support to assist Sypris with the layout and installation of the production assets, the training of people and the pre-production qualification of the parts. As part of this process, Dana will video each of the production processes, secure the inventory of spare parts and tooling, and with Sypris, PPAP the last run of production parts produced on the equipment prior to shutdown. Dana will be responsible for building any necessary inventory of finished goods (of a reasonable quantity and subject to Dana’s available capacity) prior to the shutdown of production for purposes of maintaining a continuity of supply during the relocation and installation of the assets. For a reasonable time following release for full production, Dana will provide technical assistance and support on an as-needed basis to help resolve any production, quality and/or delivery issues that may arise on the same basis.

17.2	Sypris is responsible for all tooling costs required to transfer production of Committed Parts to Sypris and Sypris will own this tooling, subject to the design rights of Dana and/or Dana’s respective customers.

17.3	Once tooled, Sypris will produce a reasonable number of samples of Committed Parts for Dana in a quantity and for a price (for samples only) to be mutually agreed upon between the parties. Sypris will submit these samples along with PPAP submittals to Dana for approval. Dana will qualify Committed Parts generally within thirty (30) days, but in no event more than sixty (60) days, of receipt of the sample quantities. Once qualified, Dana will provide Sypris with a monthly rolling six month forecast in accordance with §11 hereof, the first 5 days of which will constitute Releases for delivery of the Parts.

17.4	Should part samples fail qualification testing by Dana, Dana will provide Sypris with written notice of such failure specifying the nature of any deficiencies. Sypris will then submit new samples in accordance with §17.3 hereof and the parties will follow this process until such time as all Committed Parts have been qualified and released for full production.

18.	Exclusivity.

18.1

Subject to the terms herein, Dana and its Affiliates will purchase the Requirements described in §2.11 for the Exclusive Parts listed in Exhibit B (Existing Parts), Exhibit C (Committed Parts) and for any other Exclusive Parts, exclusively from Sypris and will not source such Parts (or Requirements) from within Dana, its Affiliates or from any other supplier. However, if Sypris does not have capacity to meet the Requirements (notwithstanding its obligations under §1.1), Dana and Sypris will work together to

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secure additional capacity to supply the Parts for Dana, including the use of other suppliers on an interim basis if so required, preferably as subcontractors to Sypris. The parties agree that such use of other suppliers will be no worse than cost neutral to Dana, and that Sypris will refund to Dana any direct, out of pocket incremental costs relating to such use of the alternate suppliers. In so cooperating with regard to capacity, Dana agrees to facilitate dialogue between Sypris and any alternate suppliers and to share promptly with Sypris any demand information that Dana receives from its customers, to the extent not prohibited from doing so under its agreements with those customers, and if prohibited, to use commercial best efforts to obtain consent to do so. The parties agree that the use of an Exclusive Part in a finished product or assembly as described in §2.11 does not relieve Dana or its Affiliates from the exclusivity obligations of this §18; however, Dana may continue to import from its Affiliate in Argentina up to 80,000 gear sets per year as an exception to such exclusivity commitments.

18.2	All Non-Exclusive Parts are excluded from the scope of this §18.

18.3	Sypris agrees that Dana’s use of PPAP parts in inventory as of the Effective Date, some of which are identical or substantially similar to the Parts and were obtained from alternative sources, is not a violation of Dana’s obligations under this § 18 or otherwise pursuant to this Agreement. Dana agrees that it will provide an inventory report concerning such parts that reflects usage by Dana after the Effective Date. Dana represents that the market value of the inventory parts within the scope of this §18.3 will not exceed $3.9 million in the aggregate. In exchange for Sypris’ lost margins with respect to such PPAP inventory, Dana will purchase additional Requirements for carrier part number 127603 (or an appropriate, mutually agreed substitute) in an aggregate amount of $2,750,000, in addition to the Requirements to which Sypris is otherwise entitled pursuant to Exhibit B, on or before December 31, 2008. Sypris will have access to the appropriate Dana information and personnel quarterly to audit that the additional revenue has been, or is being, delivered to Sypris during the effective period.

19.	Confidential Information.

19.1

During the term of this Agreement and thereafter, except as required by law or as reasonably necessary to perform this Agreement or with the written consent of the disclosing party, neither party will disclose to any individual or entity, or use for any purpose, any proprietary or confidential information disclosed to it in writing (or orally, if subsequently confirmed in writing) hereunder, including, without limitation, information relating to the disclosing party’s finances, suppliers, customers, products, processes, operations, equipment, organization, know-how, patents and trademarks. The receiving party agrees to restrict access to and disclosure of any information described in this paragraph (hereinafter “Confidential Information”) to the directors, officers and employees of the receiving party and its Affiliates who have a need to know the Confidential Information for the purposes of completing the work contemplated by this Agreement. The receiving party will not disclose the Confidential Information directly or indirectly, to any other person, firm, corporation or entity. The receiving party will be liable for any breach of these obligations by any of its directors, officers, employees or agents and those of its Affiliates. The foregoing provisions do not apply to information that (i) is known by the receiving party at the time it is disclosed by the other; (ii) is lawfully and unconditionally obtained thereafter from a third party, such third party having a bona fide right to disclose the Confidential Information and such third party not having any confidential relationship or obligation to the disclosing party or its Affiliates and

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without breach of the restrictions contained in this Agreement; (iii) is or later becomes public knowledge other than through disclosure by the receiving party or any Affiliate of the receiving party; (iv) was independently developed by the receiving party without access to and/or use of the disclosing party’s Confidential Information or a breach of this Agreement; or (v) was approved for release in writing by the disclosing party. If Confidential Information is required by law, court order or governmental agency order to be disclosed, then the receiving party shall immediately notify the disclosing party that production or disclosure has been ordered and, to the extent permitted by law, shall take all reasonable steps and cooperate with the disclosing party to limit disclosure of the Confidential Information.

19.2	Without limiting the generality of the foregoing, Sypris will not use any design or other Confidential Information provided by Dana for any purpose other than to produce the Parts for Dana and/or its Affiliates.

19.3	Sypris will not, without first obtaining the written consent of Dana’s Global Supply Chain Management Group (“GSCMG”) advertise or publish in any marketing or promotional context the fact that Sypris has contracted to furnish Dana the Parts, or use any trademarks or trade names of Dana or its Affiliates in Sypris’ advertising or promotional materials.

19.4	The receiving party will give prompt notice to the disclosing party of any unauthorized use or disclosure of any Confidential Information. The receiving party agrees to use commercially reasonable efforts to assist the disclosing party in remedying any unauthorized use or disclosure of any Confidential Information.

19.5	The receiving party will use at least the same degree of care as the disclosing party, but no less than a commercially reasonable degree of care, to avoid inadvertent disclosure or unauthorized use of Confidential Information which it employs with respect to its own proprietary or confidential information that it does not wish to have disseminated, published or disclosed.

19.6	This §19 will survive the expiration or termination of this Agreement.

20.	Patents, Trademarks and Know-How. Dana hereby licenses to Sypris, on a non-exclusive basis, any and all right, title or interest in or to the patents, trademarks, trade names, designs, inventions or know-how of Dana with respect to the design of the Parts solely to the extent necessary to carry out this Agreement. This license expires upon expiration or termination of this Agreement. During the term of this Agreement and thereafter, neither party may use any trademarks, trade names, or other marks which are owned or controlled by the other party or which the other party is licensed to use except with that party’s prior written consent.

21.	Improvements and Inventions. Any discovery, invention or improvement (collectively, “Discovery”) with respect to the design of the Parts which is conceived or developed by either party individually or jointly in the course of performing this Agreement will be the property of Dana, and Dana will be the owner of all intellectual property rights arising in any jurisdiction in the world pertaining thereto. Dana will have the right to apply for patent protection for such Discovery in its own name and at its own expense, and Sypris will cooperate with Dana (and Sypris will direct its Affiliates to cooperate, as applicable) in connection with any such application and the prosecution thereof. Notwithstanding the foregoing, any manufacturing process improvements, including related drawings, tools, dies and fixtures, conceived or developed by Sypris, will be the property of Sypris. This §21 will survive the expiration or termination of this Agreement.

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22.	Legal Compliance. Each party represents and warrants to the other that in the performance of this Agreement, it will comply in all material respects with all applicable statutes, laws, regulations and judicial or administrative orders applicable to its obligations under this Agreement. If required pursuant to a Part Delivery Amendment, Sypris will properly classify, describe, package, mark, label and provide any necessary Material Safety Data Sheets (“MSDS”) for the Parts and will pack and ship them in compliance with all applicable hazardous materials laws, regulations, ordinances and orders, including without limitation California Proposition 65, and European Union End-of-Vehicle Life Directive 2000/53/EC.

23.	Audit. Upon notice from Dana, Sypris will provide Dana and its agents with access to and any reasonable assistance that they may require with respect to Sypris’ relevant locations and records for the purpose of performing audits or inspections regarding Sypris’ compliance with the terms of this Agreement, including operational, security and quality related issues. If any audit by Dana results in Sypris being notified that it is not in compliance with any requirement set forth in this Agreement, Sypris will, and will cause its agents and Affiliates to, promptly take actions to comply with such requirement, including correcting any historical non-compliance (e.g., with regard to overcharging for Parts) after the Effective Date. Audits may be conducted only during normal business hours and no more frequently than quarterly. In addition to the foregoing audits, Dana may engage a professional firm (other than Dana’s auditors) which, upon the execution of a confidentiality agreement with Sypris, may periodically conduct a review or an audit of Sypris’ operations with respect to the Parts. Dana agrees to provide, upon request up to twice per calendar year during the term of the Agreement, an officer’s certification regarding Dana’s and its Affiliates compliance with the exclusivity obligations in §18 of this Agreement as determined by such officer after reasonable inquiry. In the event it is determined that Sypris is not providing all of the Requirements then the rebates described in §6.8 will be suspended until such time as Sypris is producing all Requirements in accordance with §2.11, in addition to any other remedies that Sypris may have.

24.	Indemnification.

24.1	Each party will defend, indemnify and hold the other party harmless from all claims, liabilities, losses, damages, settlement expenses and costs (including reasonable attorneys’ fees) incurred by the indemnified party due to: (i) the bodily injury or death of any person or the loss or damage to any property alleged or arising out of a breach by the indemnifying party of any of its representations and warranties contained in this Agreement, or (ii) any negligent or wrongful act or omission by the indemnifying party in the performance of this Agreement.

24.2

Sypris will defend, indemnify and hold Dana harmless from any claim, suit or proceeding brought or threatened against Dana or any of its respective officers, directors, employees, subcontractors, agents, successors or assigns (each (including Dana), are hereinafter referred to as a “Dana Indemnitee”) to the extent that such action is based on a claim that any designs or specifications of the Parts provided or manufacturing process utilized by Sypris (and not otherwise mandated by Dana) (i) infringes a copyright, (ii) infringes a patent, or (iii) constitutes misappropriation or unlawful disclosure or use of a third party’s trade secrets or that any trademark of Sypris infringes a third-party’s trademark (collectively, “Infringement Claims”). However, Sypris will not be required to so defend, indemnify or hold any Dana Indemnitee harmless if the Infringement Claim is

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based on a claim that arises out of designs or specifications provided by Dana that necessarily caused such Infringement Claim or (ii) detailed, non-discretionary methods or processes dictated by Dana for manufacturing the Parts (an “Excluded Claim”). Except for any Excluded Claim, Sypris shall bear the expense of such defense and pay and indemnify any such Dana Indemnitee against any damages and costs of any such Dana Indemnitee, or any settlement amount agreed by Sypris to be paid, and related expenses incurred in such action which are attributable to such claim, provided that Dana has provided prompt notice of the claim. If, due to any Infringement Claim (other than an Excluded Claim), any portion of the Parts are, or in Dana’s reasonable judgment are likely to become, enjoined or otherwise prohibited or restricted from use by Dana or any of its customers, Sypris will at its expense use commercially reasonable efforts to procure for Dana and its customers the right to continue using such item or replace it with a non-infringing equivalent or modify it to make its use hereunder non-infringing, provided that such replacement or modification does not result in a degradation of the performance or quality of such item.

24.3	Dana will defend, indemnify and hold Sypris harmless from any claim, suit or proceeding brought or threatened against Sypris or any of its respective officers, directors, employees, subcontractors, agents, successors or assigns (each (including Sypris), are hereinafter referred to as a “Sypris Indemnitee”) to the extent that designs or specifications provided by Dana are the subject of an Infringement Claim. Dana will not be required to so indemnify Sypris if the Infringement Claim arises out of designs of specifications provided by Sypris. Dana shall bear the expense of such defense and pay and indemnify any such Sypris Indemnitee against any damages and costs of any such Sypris Indemnitee, or any settlement amount agreed by Dana to be paid, and related expenses incurred in such action which are attributable to such claim.

24.4	This §24 will survive the expiration or termination of this Agreement.

25.	Force Majeure. Neither party will be liable for delays in its performance of this Agreement due to events beyond its reasonable control (including, without limitation, acts of God, fire, flood, acts of war, acts of sovereign governments, disruption of water supply, labor disputes and shortages of material), provided that it gives prompt notice of the nature and extent of the delay to the other party and in the case of any labor dispute, and provided such dispute could be reasonably anticipated by Sypris, Sypris shall provide a thirty (30) day inventory bank for Dana at an off site facility at Sypris’ cost if so requested by Dana. The time of performance will be extended in the event of such a delay as mutually agreed to by the parties. With the sole exception of an event involving a shortage of material or disruption of water supply, which shall be excluded, Dana may, at its option, acquire possession of all finished goods and raw material acquired for the work under a Purchase Order to transfer the production of the Part or Parts to other vendors until such time as Sypris is able to resume production of the Part or Parts affected by the Force Majeure-related event.

26.	Default; Termination.

26.1

If Sypris (i) is unable to meet its material contractual obligations for quality and/or delivery for the manufacture of a Part (a “Default”), Dana will provide Sypris with written notice outlining the obligations Sypris has failed to meet. Sypris will then have ninety (90) days from the date of the notice (or such longer period as reasonably required to the extent that such cure requires the purchase of tooling or equipment that Sypris has deferred during Dana’s bankruptcy and which Sypris commits in writing to order within

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thirty (30) days of the Effective Date) (the “Cure Period”) to cure any such default to the reasonable satisfaction of Dana. Sypris agrees to provide promptly after the Effective Date a list of the tooling and equipment relating to the manufacture of the Parts that it intends to purchase within 180 days after the Effective Date. Defaults that remain uncured at the end of the Cure Period entitle Dana to terminate its obligations to purchase the affected part numbers. If Sypris repeatedly and materially fails with respect to quality or delivery issues such that it is necessary to resource the Part despite repeated timely cures, Dana may, for the remainder of the term of the Agreement, obtain the Defaulting Part Number (as defined below) from alternative providers notwithstanding the terms of §18. In the event Dana has reasonable concern with regard to the quality of conforming Parts that use the same process as or dies of the Defaulting Part Number, Dana may also elect to have Sypris conduct tests on these Parts to determine their compliance with Dana’s specifications. These tests will be conducted within two weeks of such request by Dana and if the tested Parts are determined not to be in compliance, the terms of this §26 will apply; provided that the Cure Period for the related non-conforming Parts will run concurrent with the Cure Period for the Defaulting Partner Number. Notwithstanding any other provision to the contrary, none of the following shall constitute a Default:

(a)	failure to comply with unilateral changes made by Dana to any previously specified or routinely permitted (in the ordinary course of business), documented quality deviation for physical tolerances or dimensions for any Parts, manufacturing process specifications or any other design specification regarding the physical dimensions of such Parts, it being understood that upon written notice from Dana Sypris will (with reasonable cooperation and assistance from Dana as necessary and appropriate) promptly develop and implement a program to correct any such previously permitted deviation, and the failure to correct such deviation in accordance with such program shall constitute a Default;

(b)	any defect caused by a Dana designated supplier or any other defect that would not be a breach of Sypris’ warranty obligation under §15;

(c)	any failure to meet delivery schedules which was caused by Dana or any Dana-designated supplier, provided that Sypris has used commercial best measures to communicate with Dana or such supplier to facilitate their compliance with the delivery schedule;

(d)	any failure to meet delivery schedules caused by any unreasonably disproportionate increase or decrease in the volumes ordered by Dana hereunder or which were caused by changes to any 5 day firm order schedules; or

(e)	any Force Majeure event.

26.2	During the Cure Period, Dana will have the right to purchase quantities of the Part to which the Default directly relates (the “Defaulting Part Number”) from other vendors until such time as Sypris is able to cure the Default to the reasonable satisfaction of Dana and to meet its contractual obligations for the Defaulting Part Number. Sypris agrees that Dana will temporarily be exempted from the exclusivity obligations of §18 solely with respect to the Defaulting Part Number, until cured during the Cure Period. Sypris will reimburse Dana for any reasonable, direct, out-of-pocket incremental costs that Dana may incur as a result of purchasing the Defaulting Part from another vendor during this interim period.

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26.3	In all cases where Dana elects to terminate as described in this §26, Dana shall have the right to acquire the tooling used exclusively to make the Defaulting Part Number(s) from Sypris for a price that is equal to the book value of such tooling at the time of the Default.

26.4	Upon termination of the Agreement, accrued unpaid rebates for the partial year affected will be due immediately and will become part of Sypris’ final account settlement with Dana. Upon termination for any reason of the Agreement or any Release (i) Sypris will comply with the transfer assistance set forth in §4 above, (ii) Dana may purchase from Sypris the Sypris-owned tooling as described in §3, and (iii) Sypris agrees to return to Dana the Dana-owned tooling as described in §3. Upon any termination, Sypris will return to Dana all Dana Confidential Information in Sypris’ possession and any other items that may be specified in Part Delivery Amendments.

27.	Dispute Resolution. If either party has a dispute with regard to contractual issues under this Agreement and is unable to successfully resolve those issues with the other party, the other party shall have the right to initiate mediation and binding arbitration in accordance with the following: (i) in the case of mediation, the Model Procedure for Mediation of Business Disputes of the Center for Public Resources and (ii) in the case of arbitration, the CPR Rules for Non-Administered Arbitration of Business Disputes (“CPR”). Each party in any dispute will bear equally the costs of the mediation and arbitration.

27.1.1	The parties will jointly appoint a mutually acceptable mediator or arbitrator, seeking assistance in such regard from CPR if they have been unable to agree upon such an appointment within 20 days.

27.1.2	The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days. If the parties are not successful in resolving the dispute through mediation, then the parties agree to submit the matter to binding arbitration by a sole arbitrator in accordance with CPR Rules for Non-Administered Arbitration of Business Disputes.

27.1.3	Unless otherwise agreed by the parties in writing, mediation or arbitration shall take place in the State of Ohio and this clause shall be subject to the Federal Arbitration Act, 9 U.S.C.A., and judgment upon the award rendered by the arbitrator, if any, may be entered by any U.S. court having jurisdiction thereof. Equitable remedies shall be available in any arbitration. Punitive and exemplary damages shall not be awarded.

28.	Governing Law. This Agreement will be governed, construed and enforced in accordance with the laws of the State of Ohio, excluding the conflicts of laws provisions thereof. In no event will the provisions of the U.N. Convention on the International Sale of Goods apply to this Agreement or to any transaction hereunder.

29.	Account Administration; Notices.

29.1	Sypris will appoint a Relationship Manager to manage Sypris’ obligations under this Agreement. The Relationship Manager will be responsible for granting approvals where required under this Agreement. The Sypris Relationship Manager as of the Effective Date will be:

Sypris:

Name: Sergio L. M. de Carvalho

Title: President

Address: 101 Bullitt Lane, Suite 205

Louisville, KY 40222

Telephone: 502-420-1225

Facsimile: 502-420-1232

E-mail: sergio.decarvalho@sypris.com

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29.2	Sypris may change its Relationship Manager at any time by written notice to Dana. The Relationship Manager (i) will meet with Dana personnel as reasonably requested; (ii) will review and discuss with Dana reports submitted by Sypris, proposed changes to the Parts, Part Delivery Amendments or any part of this Agreement, coordinate any audit exercises, be knowledgeable regarding the status of existing or planned projects and financial performance; (iii) will prepare a quarterly executive summary report reviewing Sypris’ performance of the Agreement; (iv) may raise any issues of concern or interest relating to this Agreement; and (v) will work in good faith with Dana to resolve any issues of concern and, if unable to resolve them with the Dana Supply Chain Management Group, Purchasing Director, or the Commercial Vehicle and Purchasing Director, Traction, as applicable based upon the Part that gave rise to the dispute, refer the matter to senior management. Sypris’ Relationship Manager will provide the Dana Supply Chain Management Group, Purchasing Director, and the Commercial Vehicle and Purchasing Director with a quarterly report of Part purchases by each Dana facility and be available to meet periodically to review Dana’s purchases and cost savings.

29.3	All notices, consents, requests, demands and communications hereunder will be in writing and deemed given when delivered in person or three (3) days after deposit in the United States mail, postage prepaid, to the parties at the addresses set forth below and directed, respectively:

To Dana:	Copy to:

Dana Corporation Attn: Purchasing Manager 6938 Elm Valley Drive Kalamazoo, MI 49009 Fax: (269) 567-1102	Dana Corporation Attn: General Counsel 4500 Dorr Street Toledo, Ohio 43697-1000 Fax: (419) 535-4790

To Sypris:	Copy to:

Sypris Technologies, Inc. Attn: President 101 Bullitt Lane, Suite 205 Louisville, Kentucky 40222 Fax: (502) 420-1232	Sypris Solutions, Inc. Attn: General Counsel 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222 Fax: (502) 329-2050

Any party may send any notice, request, demand or other communication hereunder to the intended recipient set forth above using any other means (including personal delivery,

Dana Contract No.

expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands or other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

30.	Insurance. Sypris will maintain, at its own expense, the following minimum insurance coverages with insurers receiving a Best’s rating of B+ or better: (i) statutory workers’ compensation; (ii) employer’s liability in the amount of at least U.S. $1 million; (iii) commercial general liability (including products/completed operations and contractual liability coverage) in the amount of at least U.S. $5 million bodily injury or property damage per occurrence; and (iv) automotive liability (covering owned, non-owned and hired vehicles) in the amount of at least U.S. $5 million bodily injury or property damage per accident. Such coverages can be provided under primary and/or excess policies. In addition, where applicable, Sypris will maintain all risk property coverage (including transit) and theft coverage for Parts, whether or not owned by Dana, which have been ordered under the Release and which are in the care, custody or control of Sypris, its agents or contractors. Sypris will furnish Dana with certificates of insurance evidencing such coverages annually if so requested by Dana, naming Dana as an additional insured, and requiring written notice to Dana at least 15 days prior to the cancellation, reduction or non-renewal of coverage. Compliance with this Section 30 will not relieve Sypris of its defense and indemnity obligations under this Agreement. These obligations will survive the expiration or cancellation of the Agreement to the extent necessary to cover acts or events arising in connection with the performance of the same or the consequences of such acts or events.

31.	Assignment. Neither party may assign or otherwise transfer this Agreement or any of its rights, obligations or benefits hereunder, in whole or in part, without the prior written consent of the other party, which will not be unreasonably withheld, conditioned or delayed. Any attempted assignment without such consent will be void and unenforceable. Subject thereto, this Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

32.	Entire Agreement. This Agreement, together with its schedules and exhibits, contains the entire agreement between the parties concerning the supply of the Parts and supersedes any prior agreements between them concerning this subject, whether verbal or written. The terms and conditions set out in this Agreement are hereby expressly incorporated by reference, as applicable, into any and all future Purchase Orders, Releases, change orders, and EDI communications between the parties pertaining to the Parts. To the extent possible, this Agreement and such documents and EDI communications will be construed as being mutually consistent, but in the event of a conflict, this Agreement will supersede any document, form, or EDI communication of the parties.

33.	Order of Precedence. If any term of this Agreement directly conflicts with those of any Exhibit to this Agreement, in an Purchase Order or Release or those of any Part Delivery Amendment, the order of precedence will be as follows (items at the beginning of the list having priority over, and controlling in the event of a conflict with, items lower in the list): (i) this Agreement; (ii) the Part Delivery Amendment (but only with respect to Parts to be supplied under such Part Delivery Amendment); (iii) Purchase Orders; and (iv) Releases.

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34.	Amendments. This Agreement may not be amended or modified except by an instrument in writing executed by authorized officers for each of the parties.

35.	Waiver. The failure of either party at any time to exercise any of its rights under this Agreement will not be deemed to be a waiver of such rights or of any other rights available to it under this Agreement, and will not prevent such party from subsequently asserting or exercising the same.

36.	Cumulative Remedies. The rights and remedies provided to the parties in this Agreement are in addition to (and not in place of) any rights and remedies to which they may otherwise be entitled, whether at law or equity, in connection with the performance or the termination of the Agreement. The parties acknowledge and agree that the provisions of the Uniform Commercial Code as adopted by the State of Ohio apply to the sale of Parts and related services hereunder, to the extent not in conflict with or superseded by this Agreement.

37.	Captions. The captions in this Agreement are solely for the convenience of the parties. They are not intended, and will not be so construed, to be a part of or to affect the meaning or interpretation of this Agreement.

38.	Counterparts. This Agreement may be executed in multiple counterparts, all of which together constitute but one agreement. Facsimile signatures shall be treated as originals.

39.	Continued Performance. Each party agrees to continue performing its obligations under this Agreement (except that, with regard to payment, only Undisputed amounts are required to be paid) while any dispute is being resolved, regardless of the nature and extent of the dispute, unless and until such obligations are terminated by the termination or expiration of the Agreement (or termination of specific obligations under the Agreement) or by and in accordance with the final determination of the dispute resolution procedures. The payment of Undisputed amounts will not constitute a waiver of any objection to such obligations.

40.	Injunctive Relief. The parties acknowledge that the other party may not have an adequate remedy at law in the event of a breach or threatened breach of this Agreement. Either party may be entitled to injunctive relief or specific performance (including but not limited to with respect to the exclusivity obligations in the Agreement) in addition to whatever remedies it may have at law or in equity.

41.	Bankruptcy Court Approval. All provisions of this Agreement become null and void in the event the Approval Order (as defined in the Settlement Agreement between the parties of even date herewith) is either not obtained or is reversed by a final order no longer subject to appeal.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

SYPRIS TECHNOLOGIES, INC.	DANA CORPORATION

/s/ Jeffrey T. Gill	/s/ Teresa Mulawa
Signature	Signature

Jeffrey T. Gill	Teresa Mulawa
Printed Name	Printed Name

Treasurer
Title	Title

Dana Contract No.

Signing solely for the purposes of the termination in Section 1.4 and the responsibilities set forth in Section 7, as applicable, respectively: [NOTE: Signature block will expand based upon agreements listed in Exhibit D.]

DANA HEAVY AXLE MEXICO S.A. DE C.V.	SYPRIS TECHNOLOGIES MEXICO S. DE R.L. DE C.V.

/s/ Carlos Porras	/s/ Jeffrey T. Gill
Signature	Signature

Carlos Porras	Jeffrey T. Gill
Printed Name	Printed Name

Title	Title

SYPRIS SOLUTIONS, INC.	TORQUE-TRACTION MANUFACTURING TECHNOLOGIES, LLC.

/s/ Jeffrey T. Gill	/s/ Teresa Mulawa
Signature	Signature

Jeffrey T. Gill	Teresa Mulawa
Printed Name	Printed Name

Treasurer
Title	Title

SYPRIS TECHNOLOGIES MARION, LLC

/s/ Jeffrey T. Gill
Signature

Jeffrey T. Gill
Printed Name

Title

Dana Contract No.

EXHIBIT A – FORM OF PART DELIVERY AMENDMENT

Each Part Delivery Amendment under the Agreement will be in substantially the form of this Exhibit A.

PART DELIVERY AMENDMENT NO. A-N

[Dana Part Name] [Dana Location]

This PART DELIVERY AMENDMENT (“Part Delivery Amendment” or “PDA”), dated [                    ], 200[    ] (the “PDA Effective Date”), is between Dana Corporation (“Dana”) and Sypris Technologies, Inc. (“Sypris”). This PDA No. A-N is appended to the Supply Agreement (the “Agreement”) dated [                    , 200    ], by and between Dana and Sypris, and is governed by the terms and conditions set forth in the Agreement and incorporated therein as an integral part thereof. Capitalized terms used in this PDA shall have the meanings given in the Agreement, unless otherwise defined herein.

This PDA includes the following Exhibits:

(a) Exhibit A-NA Part Description Chart

NOW, THEREFORE, intending to be legally bound, the parties agree to the Terms and Conditions and the Exhibit(s) attached to this PDA as of the PDA Effective Date.

For Dana Corporation:	For Sypris Technologies, Inc.:

Name:	Name:

Signature:	Signature:

Date:	Date:

Dana Contract No.

PART DELIVERY AMENDMENT NO. A-N

TERMS AND CONDITIONS

1.	Part Descriptions; Commencement

1.1	The Parts specified in the Part Description Charts in Exhibit A-NA (the “Part Description Charts”) shall be New Parts under the Agreement. For each Part to be supplied, the Part Description Chart for that particular Part lists the Dana part number, the Sypris part number (if applicable), description, end-use, class or model, material component price, Base Price, estimated annual volume, estimated annual sales, start date, end date, name of the Dana location solely for shipment purposes and acknowledgment of the delivery of complete drawing packages and specifications. The initial estimated volume is Dana’s non-binding forecast of its projected annual requirements (from Sypris) for each Part specified in the Part Description Chart. But nothing in the Part Description Chart, this PDA or the Agreement shall be interpreted to require Dana to purchase from Sypris any specific quantity of Parts.

1.2	Sypris will begin to deliver production-ready versions of Parts on or before (“PDA Commencement Date”). The term of this PDA begins on the PDA Effective Date and will expire on unless earlier terminated in accordance with the terms of the Agreement.

2.	Manufacturing Location

2.1	The Parts described in this PDA will initially be manufactured at Sypris’ facilities located at . Any changes to the manufacturing location are subject to Section 16 of the Agreement.

3.	Part Orders and Releases

3.1	Dana will issue within days after the PDA Effective Date an initial Purchase Order containing non-binding projected quantities of Parts.

3.2	On a monthly basis Dana will issue to Sypris a Release that sets forth a rolling month forecast for quantities of Parts, the first of such Releases will be delivered within days after the PDA Effective Date. Each Release shall specify, in part, the quantity of Parts, the manner and place of delivery, the projected delivery date and the “Delivery Window,” which is the time between the first day on which the Parts can be delivered and the last day on which they can be delivered without becoming subject to the terms of Section of the Agreement. Each Release issued by Dana supersedes any conflicting Release.

3.3	The succeeding days from the then-current date on the forecast timeline of the Release will constitute firm orders for the delivery of Parts (“Firm Window”). Dana will be responsible for all charges pursuant to Section 5 for the quantity of Parts within such timeframe.

3.4	For the period from the end of the Firm Window until days thereafter (“Materials Window”), Dana will only be responsible for any charges for raw materials that may be due pursuant to Section 6 for any quantities of Parts cancelled by Dana scheduled for delivery within the Materials Window.

Dana Contract No.

4.	Packing / Shipment Instructions

4.1	Sypris will pack, ship and deliver the specified Parts in accordance with the reasonable volumes, packing instructions, shipment instructions (including carrier, method of transportation and/or routing instructions), delivery requirements and other terms and conditions of this PDA, the Agreement and the Purchase Order and Release. Sypris will notify Dana (via e-mail or any other agreed upon method of notification) of any updates regarding the date of shipment and expected delivery date.

4.2	Sypris will properly classify, describe, package, mark, label and provide any necessary material safety data sheets for the Parts and will pack and ship them in compliance with all applicable hazardous materials laws, regulations, ordinances and orders, including without limitation California Proposition 65, and European Union End-of-Vehicle Life Directive 2000/53/EC.

5.	Price and Payment; Delivery Terms

5.1	The Base Prices for each Part shall be the Base Price per unit specified in the Part Description Chart. There will be no adjustment to the price, except as permitted under this PDA and the Agreement.

6.	Other Part Terms and Conditions

6.1	The following requirements are incremental to or deviations from the terms of the Agreement. This section addresses other terms and conditions specific to the Parts under this PDA, as follows: .

6.2	The Parties agree that the rights and obligations specified in this PDA are in addition to those specified in the Agreement and that nothing in this PDA shall be construed to limit the obligations and rights of any party under the Agreement which shall govern in the event of any conflict.

Dana Contract No.         *

*	A portion of this material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT A-NA

Part Description Chart

1.	Part Descriptions:

An example of the form of the Part Description Chart for each separate Part line is shown below. Need to conform to add categories in Exhibits B and C.

Part Line: [                    ]

Row	Dana Part No.	Sypris Part No. (Informational purposes only)	Price Per Unit	Estimated Annual Volume
1
2
3
4
5

Part Line: [                    ]

Row	Dana Part No.	Sypris Part No. (Informational purposes only)	Price Per Unit	Estimated Annual Volume
1
2
3
4
5

Dana Contract No.

EXHIBIT B – EXISTING PARTS

1.	************************************OMITTED*************************************

2.	************************************OMITTED*************************************

3.	************************************OMITTED*************************************

4.	************************************OMITTED*************************************

5.	************************************OMITTED*************************************

6.	************************************OMITTED*************************************

7.	************************************OMITTED*************************************

8.	************************************OMITTED*************************************

9.	************************************OMITTED*************************************

10.	************************************OMITTED*************************************

11.	************************************OMITTED*************************************

Dana Contract No.

DRAFT EXHIBIT C – COMMITTED PARTS

[Exhibit C to be finalized by August 21, 2007 and September 21, 2007 for 404s and S170/190, respectively]

1.	************************************OMITTED*************************************

2.	************************************OMITTED*************************************

3.	************************************OMITTED*************************************

4.	************************************OMITTED*************************************

EXHIBIT D – TERMINATING AGREEMENTS

Marion Agreements

Asset Purchase Agreement dated 4/6/2001

Supply Agreement dated 5/31/2001

Addendum to Marion Supply Agreement dated 12/8/2003

2004 Addendum to Marion Supply Agreement dated 7/1/2004

Third Addendum to Marion Supply Agreement dated 9/30/2004

Fourth Addendum to Marion Supply Agreement dated 7/10/2005

Fifth Addendum to Marion Supply Agreement dated 7/10/2005

Morganton Agreements

Asset Purchase Agreement dated 12/8/2003

Manufacturing Agreement dated 12/8/2003

Transition Services Agreement dated 12/8/2003

Supply Agreement dated 12/8/2003

First Addendum to Morganton Supply Agreement dated 3/31/2004

Second Addendum to Morganton Supply Agreement dated 6/30/2004

Third Addendum to Morganton Supply Agreement dated 9/30/2004

Fourth Addendum to Morganton Supply Agreement dated 9/30/2004

Fifth Addendum to Morganton Supply Agreement dated 12/31/2004

Toluca Agreements

Asset Purchase Agreement dated 6/30/2004

Supply Agreement dated 6/30/2004

First Addendum to Toluca Supply Agreement dated 9/30/2004

Second Addendum to Toluca Supply Agreement dated 9/30/2004

Third Addendum to Toluca Supply Agreement dated 12/31/2004

Fourth Addendum to Toluca Supply Agreement dated 7/10/2005

Glasgow/Humboldt Agreements

Asset Purchase Agreement for Glasgow and Humboldt dated 6/30/2004

Asset Purchase Agreement (Humboldt Housings) dated 9/30/2004

First Addendum to Asset Purchase Agreement (Humboldt Seam Weldings) dated 12/31/2004

Asset Purchase Agreement (Glasgow Secondary Gears) dated 7/10/2005

Other Agreements

Letter of Understanding Transaction Summary dated 8/25/2003

Spare Parts Purchase Agreement (Morganton, Humboldt, Glasgow) dated 3/31/2004

Indemnification Agreement (Hammer) dated 12/7/2005

May 10, 2006 Settlement Agreement

EXHIBIT E – EXCLUSIONS FROM UNPROFITABLE PARTS

[To be supplied by August 21, 2007.]

EXHIBIT F – LENGTH OF WARRANTY FOR LIGHT DUTY TRUCK PARTS

[To be supplied by August 21, 2007.]

EXHIBIT 1 – FIVE YEAR FORECAST

Five Year Forecast

Market Segment	Projected Annual Volumes as a % of 2006 Actual
	2007	2008	2009	2010	2011
Light Truck	100%	100%	110%	114%	116%

Med Truck
Heavy Truck
Med/Heavy Truck	70%	90%	111%	79%	95%